                                                                    EXHIBIT 10.1




                                January 18, 1999


Inland Resources Inc.
410 17th Street, Suite 700
Denver, Colorado  80702
Attn:  Kyle Miller

Smith Management
5858 Westheimer, Suite 400
Houston, Texas  77057
Attn:  Art Pasmas


         Re:  Flying J Inc./Inland Resources Inc. - Letter-of-Intent

Gentlemen:

         In connection with our recent discussions, the purpose of this letter of intent (the "Letter") is to set forth certain non-binding understandings and certain binding agreements among Flying J Inc. ("Flying J"), Inland Resources Inc. ("Inland") and Smith Management LLC ("Smith") with respect to a proposed acquisition by Inland of certain assets of Flying J and certain wholly owned affiliates of Flying J (the "Sellers").

         A. The following numbered paragraphs in this Section A express our understanding with respect to the matters described therein, but are expressly understood not to constitute a complete statement of, or a legally binding agreement or commitment on the part of any party with respect to, the matters described therein.

                  1. The Acquisition. On the terms and subject to the conditions to be set forth in a definitive, legally binding, written agreement to be negotiated and executed by Inland, Smith and the Sellers (the "Agreement"), and subject to the requisite corporate approvals by the various parties, the Sellers will transfer to Inland or to a subsidiary that Inland will acquire, the following assets: (i) a 25,000 BBL per day refinery located at 333 West Center Street in North Salt Lake, Utah; (ii) 11 Flying J gasoline stations located in Smithfield, Utah; Brigham City (East), Utah; Willard (East), Utah; Harrisville, Utah; Ogden (12th Street), Utah; Layton, Utah; Draper, Utah; Chubbock, Idaho; Idaho Falls, Idaho; Boise (Overland Road), Idaho; Eureka, California; (iii) all oil and gas reserves located in the Uintah Basin that are owned by Sellers; and
(iv) Net Working Capital, as hereafter defined, in the amount of $12.3 million (collectively, the "Subject Assets"), and Inland will purchase and acquire from Sellers the Subject Assets or all of the outstanding stock of a subsidiary owning the Subject Assets (the "Acquisition").



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Letter-of-Intent - Flying J Inc./Inland
January 18, 1999
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                  2. Structure of Acquisition. Based on advice of the
professional advisors of Flying J and Inland, a modification of the proposed structure of the Acquisition may be advisable in order to achieve the desired tax and accounting objectives of Flying J and Inland. Flying J, Inland and Smith (the "Parties") will use their reasonable best efforts to cause the Acquisition to be structured to achieve such objectives.

                  3. Closing Date. The Parties will use good faith efforts to negotiate and close the Acquisition on, and to be effective as of, April 1, 1999, or as soon as practical after execution of the Agreement, satisfaction of all conditions to the Acquisition as set forth in the Agreement, and receipt of all necessary consents and approvals (the "Closing Date").

                  4. Consideration. In consideration for the Sellers' sale and transfer of the Subject Assets to Inland, Inland will pay and deliver to Sellers or their designees (the "Holders") consideration consisting of the following:

                            (a) Cash. Inland will pay to Holders the sum of $80
million in cash at the closing of the Acquisition (the "Closing").

                            (b) Shares/Options. Inland will cause to be issued
and delivered to Holders at the Closing, at the election of Holders, either: (i) a sufficient number of shares of Inland's Common Stock (the "Shares"), such that upon consummation of the Acquisition the Shares will represent 60% of the total issued and outstanding equity of Inland (not counting the Existing Options and Equalizing Options referenced in paragraph (c) below) and 60% of the voting power exercisable by all shareholders of Inland; or (ii) Shares representing 49% of such equity and voting power, and an option or options (the "Options") exercisable, cumulatively, for the purchase of an additional number of shares of Inland's Common Stock (the "Option Shares"), such that, after giving effect to the Acquisition and assuming the exercise in full of the Options (but not the Existing Options or Equalizing Options), the Holders would own Shares and Option Shares representing a total of 60% of such equity and voting power. The Options, if the second option is elected, will be exercisable at a purchase price equal to the par value per share of the Option Shares, and will be transferable, subject to compliance with applicable securities laws.

                            (c) Equalizing Options. If, as of the Closing,
Inland has outstanding any options or warrants (the "Existing Options") exercisable for the issuance of any Inland securities, then at the Closing Inland will issue to the Holders options and


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Letter-of-Intent - Flying J Inc./Inland
January 18, 1999
Page 3



warrants (the "Equalizing Options") exercisable at the same prices and on the same terms as the Existing Options, except that the Equalizing Options shall have a cashless exercise feature, permitting the Holders, at their election, to reduce the number of shares to be received on exercise by a number of shares having a fair market value equal to the exercise price, rather than to pay the exercise price in cash. The Equalizing Options will be exercisable for the same types of securities as the Existing Options, and for such number of securities as will permit the Holders to retain their relative equity interests in Inland as established pursuant to this Section 4 and Section 5 below. The Equalizing Options shall become exercisable only as the Existing Options are exercised, on a pro-rata basis in accordance with the relative number of securities represented by the Existing Options and the Equalizing Options.

                  5. Adjustment in Number of Shares or Option Shares. Upon the Closing Date, and immediately prior to giving effect to the Acquisition, Inland shall have "Net Working Capital" of at least $6 million and total indebtedness of no more than $170 million (including the Series C Preferred Stock of Inland). For purposes of this calculation, the term "Net Working Capital" shall be defined in accordance with United States generally accepted accounting principles, except that: (i) the calculation of current assets shall exclude prepaid items except as otherwise agreed upon by the parties; (ii) current assets shall include only accounts receivable which the parties determine to be collectable; (iii) current assets shall not include cash which is restricted or encumbered; (iv) the calculation of current liabilities shall exclude the current portion of long term debt; and (v) the Special Expenses as defined in paragraph B(7) below shall be excluded from the calculation of Net Working Capital. It is the intention of the Parties that Inland shall maintain, until the Closing Date, its asset base as presently constituted. If, at the Closing Date and immediately prior to giving effect to the Closing, Inland has less than $6 million of Net Working Capital (the "Net Working Capital Test") or more than $170 million of indebtedness (the "Indebtedness Test" and, together with the Net Working Capital Test, the "Tests"), then, subject to the last three sentences of this paragraph A(5), the number of Shares (or, if applicable, the number of Option Shares) shall be increased from the number determined in accordance with paragraph A(4)(b) above to that number of shares of Common Stock which would result in the aggregate equity interest being acquired by the Holders (as represented by the Shares and, if applicable, the Option Shares) being increased from 60% to that percentage which is determined by dividing a number derived by deducting from $66 million the amount by which Inland's Net Working Capital is less than $6 million and/or the amount by which its total indebtedness exceeds $170 million by a number derived by subtracting from $165 million the amount by which Inland's Net Working Capital is less than $6 million and/or the amount by which Inland's indebtedness exceeds $170 million, and by adding the difference between the quotient thereof and .40 to


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Letter-of-Intent - Flying J Inc./Inland
January 18, 1999
Page 4



 .60. For example, if immediately prior to the Closing Inland's Net Working Capital were $5,400,000 and its total indebtedness were $172.3 million, the Holders' aggregate equity interest in Inland would be increased from 60% to 61.07%, determined in accordance with the following equation: .40 - [(66 - (.6 + 2.3)) + (165 - (.6 + 2.3))] + .60 = 61.07%. No adjustment to the Option Shares shall be made if, as of the Closing Date, Inland's Net Working Capital exceeds $6 million and its indebtedness is less than $170 million. Notwithstanding the foregoing, if Inland satisfies one but not both of the Tests, then the amount by which the Test which has been satisfied exceeds the minimum requirement shall be credited to the other Test for purposes of determining whether such other Test has been satisfied, and the amount of any adjustment. For example, if Inland's Net Working Capital immediately prior to the Closing were $7.5 million and its total indebtedness were $172 million, the adjustment would be as follows: .40 - [(66 - (-1.5 + 2)) * (165 - (-1.5 + 2))] + .60 = 60.18%. Notwithstanding the
above, in no event will the Tests result in a reduction of the Shares and Option Shares below the numbers determined in accordance with paragraph A(4)(b) above.

                  6. Registration of Shares and Option Shares. The Shares and Option Shares shall be subject to registration rights agreements on terms to be mutually agreed upon by the Parties.

                  7. Additional Terms and Covenants of Agreement. The Agreement shall include appropriate shareholder agreements, and such other terms and conditions as may be mutually agreed upon by the Parties. Subject to receipt of necessary lender approval, Smith and Inland shall agree that farm-out payments currently made by Inland to Smith in Inland shares shall, after the Closing Date, be made in cash only. Provision shall be made to establish appropriate protections to minority shareholders, including specified super-majority voting requirements with respect to certain major business transactions.

                  8. Representations and Warranties. The Agreement will contain usual and customary representations, warranties, covenants and other agreements on behalf of the Parties with respect to, by way of example but not limitation, the following matters:

                            (a) Authority to enter into and perform their
obligations under the Agreement;

                            (b) Ownership and status of the Subject Assets and
the Inland Assets (as defined in paragraph B(2) below);


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Letter-of-Intent - Flying J Inc./Inland
January 18, 1999
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                            (c) The Sellers' right to transfer the Subject
Assets;

                            (d) The status of Inland's business and the
businesses conducted with the Subject Assets;

                            (e) Inland's compliance with applicable securities
laws and applicable disclosure and reporting requirements, and the status of the Shares and Option Shares; and

                            (f) Such other matters as are customary for
commercial transactions of a similar nature.

                  9. Conditions to Closing. The Closing of the Acquisition will be subject to usual and customary conditions, including but not limited to:

                            (a) Completion of each Party's due diligence
investigation of the other Parties' business operations, assets, financial records, legal records (including suits, claims, investigations, contingent claims, threatened claims and potential claims), information systems, company policies and procedures, payroll, benefits and personnel records and procedures, insurance statutes and policies, material agreements, environmental conditions and compliance with applicable laws, rules and regulations, including SEC regulations;

                            (b) The filing of required Hart Scott Rodino
Premerger Notifications with the Federal Trade Commission and the United Stated Department of Justice and obtaining a successful termination thereof;

                            (c) Flying J's written approval of Inland's capital
and debt structure after giving effect to the Acquisition;

                            (d) Delivery of customary opinions, closing
certificates and other closing documentation; and

                            (e) Such other conditions as are customary for
commercial acquisition transactions of a similar nature.

                  10. Conduct of Business. From and after the date of this Letter and until the Closing, Flying J and Inland shall conduct the businesses and operations involving the


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Letter-of-Intent - Flying J Inc./Inland
January 18, 1999
Page 6



Subject Assets and the Inland Assets consistent with their past practices and normal operations and in accordance with such covenants as may be set forth in the Agreement, and will use reasonable efforts to preserve the such assets and the goodwill and value of such businesses and operations, and to maintain the relationships of suppliers, customers and others having business relationships relating thereto.

         B. Upon execution of counterparts of this Letter by Inland and Smith, the following numbered paragraphs under this Section B will constitute the legally binding and enforceable agreements of the Parties, in recognition of the costs to be borne by the Parties in pursuing the Acquisition, and further in consideration of their mutual undertakings as to the matters described herein.

                  1. Standstill Agreement. Except as otherwise agreed in writing between Inland and Flying J, from the date hereof until the earlier of (i) the date that the Parties execute the definitive Agreement relating to the Acquisition, (ii) the date that Inland and Flying J mutually agree in writing to abandon the Acquisition, (iii) the date that either Inland or Flying J determines in good faith and notifies the other in writing that facts discovered during the course of the notifying party's due diligence investigations in connection with the Acquisition are such that the notifying party is unwilling to proceed with the transaction, or (iv) March 1, 1999 (the "Standstill Period"), none of the Parties will engage in discussions with any third parties regarding any transactions which would prevent the consummation Acquisition, or enter into any agreement with any third party regarding (1) the sale or purchase of any of the Subject Assets or Inland Assets, (2) the purchase or sale of any shares of Inland or of Big West Oil Company, now known as BWOC Inc., Big West Oil, LLC, or Flying J Oil & Gas Inc. (collectively the "Flying J Affiliates"), or (3) a merger, partnership or other joint venture involving the Subject Assets or Inland Assets, or operations of Inland, Flying J or any of the Flying J Affiliates. The parties contemplate that the Agreement will include provision for continuation of the Standstill Period from the date of execution thereof, through the Closing Date.

                  2. Restrictions on Dispositions of Assets. During the Standstill Period, and except as otherwise agreed in writing by Inland and Flying J, Flying J shall not, and shall not allow the other Sellers to, without the consent of Inland, sell, encumber, assign or otherwise transfer any of the Subject Assets other than to an affiliated entity able to participate in the Acquisition as a Seller, and Inland will not, without the consent of Flying J, sell, encumber, assign or otherwise transfer to any third party any interest in any of its assets (other than working capital utilized in the ordinary course of business) that has a book value greater than one dollar ($1.00) (the "Inland Assets"). Flying J has consented to Inland's disposition of either or both of the refineries located in Roosevelt, Utah and Tacoma, Washington.

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Letter-of-Intent - Flying J Inc./Inland
January 18, 1999
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                  3. Restrictions on Speculative Transactions. Except as
otherwise agreed in writing between Inland and Flying J, during the Standstill Period no Party shall engage in, and each Party shall restrict its officers, directors, shareholders, affiliates and employees who are involved in or aware of this Letter and/or the proposed Acquisition from engaging in, any trade, speculation or other dealing in any of the shares of another Party's stock on the public market.

                  4. Employment Issues. During the Standstill Period and except with respect to the Flying J North Salt Lake refinery union contract, no Party shall, without the written consent of Inland and Flying J, enter into any written, oral or implied contract with any person which would entitle such person to become or continue as an employee of Inland after the Closing Date for any specific term or to receive any compensation or benefit upon the termination of such employee's employment relationship with Inland, other than accrued wages and standard benefits.

                  5. Smith Voting Agreement. Simultaneously with the execution of the Agreement, Smith shall enter into a voting agreement with Flying J and Inland, whereby Smith shall agree to cause all shares of Inland Capital Stock beneficially held by Smith to be voted in favor of the Acquisition.

                  6. Confidentiality; Non-Disclosure. The confidentiality agreement in place between Inland and Flying J and dated November 30, 1998 shall continue in full force and effect as to the parties thereto. To the extent not covered by such agreement, the Parties hereto agree that each of them shall at all times take all reasonably necessary steps to safeguard the confidentiality of proprietary information of the other Parties disclosed by or on behalf of any of such other Parties in connection with this Letter, the Agreement or the Acquisition, that such information will be used solely for the purpose of evaluating the Acquisition, and that such information will not be disclosed to any third party without the prior written consent of the disclosing Party. Each Party hereto shall cause its employees and agents who are involved with the Acquisition and who receive access to any confidential information of another Party to execute confidentiality agreements wherein the employee or agent shall agree to not disclose to any third party the fact that the parties are contemplating a transaction, the nature of the contemplated transaction or the essence of any confidential information of another Party hereto that comes into the possession of such employee or agent. Each Party will consult the other Parties prior to making a public disclosure of this

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Letter-of-Intent - Flying J Inc./Inland
January 18, 1999
Page 8



Letter or the proposed Acquisition prior to execution of the Agreement, and will do so only if advised by counsel that such disclosure is required to satisfy applicable legal requirements.

                  7. Expenses. Each Party shall be solely responsible for and bear all of its own respective costs and expenses incurred at any time in connection with pursuing or consummating the Agreement and the Acquisition, including but not limited to, fees and expenses of business brokers, legal counsel, accountants and other facilitators and advisors. Subject to the closing of the Acquisition as contemplated by the Agreement, payments made to satisfy those obligations set forth in Exhibit A attached hereto (collectively the "Special Expenses") shall be borne by Inland or the entity surviving the Acquisition, if Inland is not the surviving entity.

                  8. Access. Subject to the applicable obligations of confidentiality as referenced herein, each of Inland and Flying J agree to afford the other's accountants, legal counsel and other designated representatives with reasonable access to its properties, records and personnel to the extent relevant to the Acquisition, so that such persons may inspect, investigate and audit the relevant operations and businesses before the Closing. Each of Flying J and Inland agrees to conduct any such inspection, investigation and audit in a reasonable manner, during regular business hours, so as not to disrupt the normal functioning of the other's business.

         Please sign the enclosed copy of this Letter to confirm our mutual understandings and agreements as set forth herein, and return the signed copy to the undersigned.


                                            Very truly yours,


                                            Flying J Inc.


                                            By: /s/ J. Phillip Adams
                                               ------------------------------
                                            Title:   President
                                                  ---------------------------


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Letter-of-Intent - Flying J Inc./Inland
January 18, 1999
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                  Acknowledged and agreed to, effective as of the date first above written.


                  Inland Resources Inc.


                  By: /s/ Arthur J. Pasmas
                      ------------------------------

                  Title:  Co-Chairman of the Board
                        ----------------------------

                  Smith Management LLC


                  By: /s/ David C. Persing
                      ------------------------------
                  Title:   Senior Vice President
                        ----------------------------



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                                    EXHIBIT A

                                SPECIAL EXPENSES




Inland Resources Inc.:
----------------------

Investment banking fees and expenses(1)                             $2,150,000
Legal costs associated with recapitalization                           300,000
Employment agreements (2)                                              550,000
Employee retainage and closing expenses (3)                            152,376



Flying J:
---------

Investment banking fees and expenses                            To be determined
Costs and expenses associated with new catalytic cracker
                                                                      $500,000


Footnotes:
(1)  Includes $100,000 for fairness opinion, if required.